Exhibit 12


                            FLORIDA POWER CORPORATION
                        Statement of Computation of Ratios
                              (Dollars In Millions)


     Ratio of Earnings to Fixed Charges:



                                         12-Months           Year Ended
                                    Ended September 30,     December 31,
                                       1995     1994       1994     1993
                                      ------   ------     ------   ------

     Net Income                       $227.8   $188.8     $200.8   $194.9

     Add:
      Operating Income Taxes           129.8    105.7      114.7    104.5
      Other Income Taxes                (0.6)     0.3       (0.8)    (0.1)
                                      ------   ------     ------   ------
     Income Before Taxes               357.0    294.8      314.7    299.3

     Total Interest Charges            106.1    108.0      108.4    105.8
                                      ------   ------     ------   ------
     Total Earnings (A)               $463.1   $402.8     $423.1   $405.1
                                      ------   ------     ------   ------
     Fixed Charges (B)                $106.1   $108.0     $108.4   $105.8
                                      ------   ------     ------   ------
      Ratio of Earnings to
       Fixed Charges (A/B)              4.36     3.73       3.90     3.83
                                       =====    =====      =====    =====